EXHIBIT   99.0

          FarWest Group, Inc.
          1665 East 18th Street, Suite 113
          Tucson, Arizona 85719
          Phone: ( 520) 740-1119; facsimile: (520) 740-1193

          November 3, 2000
          NEWS RELEASE
          FOR IMMEDIATE RELEASE
          Contacts: Dallas  Talley, Chairman  and President.   Phone: (520)
          740 1119, Fax (520)-740-1193; E-mail: dick@elgt-amti.com


          FarWest Group,  Inc. Appoints  Dallas Talley  as Chairman of  The
          Board

          The FarWest Group, Inc. ("FWST") Board of Directors announced today that Dallas Talley has been appointed Chairman of the
          Board, in addition to his current position as President. Mr. Talley is replacing Clark Vaught, the co-founder, Chairman and CEO of FarWest Group, Inc. Mr. Vaught resigned from the positions of Chairman, CEO and director to pursue other opportunities.

          Mr. Talley said, "FarWest Group, Inc. and its shareholders appreciate the contribution Mr. Vaught made to the company and look forward to his continued support as a major shareholder of the company." Talley Added, "FarWest Group, Inc. is in negotiations to add a team of senior management executives as part of a proposed equity transaction."

          FarWest Group, Inc., is the licensee of Lawrence Livermore National Laboratory's patented Capacitive Deionization Technology. FarWest develops, manufacturers and markets this technology for water purification applications, including: desalination and brackish water filtration, boiler water polishing, pure/ultra pure systems for electronic, medical and food production as well as ground water remediation; additionally, the technology can be used in the removal of nuclear elements.

          FarWest Group (FWST), in response to comments from the Securities and Exchange Commission (SEC) staff, is completing its third amendment to its Form 10SB for filing in November. Upon completion of the SEC Review of the Form 10SB, the company will be qualified to regain trading capability on the Over The Counter Bulletin Board (OTC-BB).

          This press release contains forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and
          Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events of performances and underlying assumptions and other statements, which are other than statements of historical facts. Certain statements contained herein are forward-looking statements and accordingly involve risks and uncertainties, which could cause actual results, or outcomes to differ materially from those expressed in the forward-looking statements. The company s expectations, beliefs and projections are expressed in good faith and are believed by the Company, to have reasonable basis, including without limitations, management s examination of historical operating trends, data contained in the Company s records and other data available from third parties, but there can be no assurance that management s expectations, beliefs and projections will result, or be achieved, or accomplished.